SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

June 18, 2008
Date of Report (Date of earliest event reported)

GUINNESS EXPLORATION, INC.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File # 333-139683
(Commission File Number)

98-0465540
(IRS Employer Identification Number)

1312 North Monroe Street
Spokane, Washington 99201
(Address of principal executive offices)

509.252.9157
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 5 – CORPORATE GOVERANCE AND MANAGEMENT

Item 5.01 – Changes in Control of Registrant

On June 18, 2008, Mr. Donald Kello and Mr. Michael Juhasz entered an agreement which effected a change in control of the Guinness Exploration, Inc. (the “Company”). Under this agreement, Mr. Kello sold 3,000,000 of his common shares in Company to Mr. Juhasz for $20,000. These shares represent 54.3% of the total outstanding common stock of the Company. This transaction also included Mr. Juhasz accepting assignment of the shareholder loan Mr. Kello had made to the Company in return for payment to Mr. Kello of the funds owing to him. Mr. Juhasz funded both transactions from his personal resources.

There was no additional consideration or financial statements or other reportable out of pocket expenses associated with this transaction. No assets or properties have been acquired nor is there any agreement for further consideration associated with the transaction.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 18, 2008, Mr. Donald Kello resigned his positions as Chair, Director, President and CEO, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of the Company for personal reasons and there was no disagreement with the Company relating to its operations, policies or practices. A copy of this report has been sent to Mr. Kello by the Company. Mr. Kello has not provided, and has indicated to the Company that he does not plan to provide, any correspondence to the Company regarding his resignation from these positions.

Effective June 18, 2008, Mr. Michael Juhasz was appointed to the positions of Chair, Director, President and CEO, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUINNESS EXPLORATION, INC.

/s/ Michael Juhasz
Michael Juhasz, Chair & Chief Executive Officer
Dated:  June 18, 2008